Exhibit (p)(5)

European Investors Incorporated & Affiliates

E.I.I. Realty Securities, Inc.

Code of Ethics

Revised December 1, 2011

Table of Contents

I. Statement of General Policy	3

II. Scope of the Code	4

A. Persons Covered by the Code	4

B. Securities Covered by the Code	5

III. Standards of Business Conduct	5

A. Compliance with Laws and Regulations	6

B. Conflicts of Interest	6

C. Prohibition Against Insider Trading	8

D. Dissemination of Rumors	10

E. Personal Securities Transactions	10

F. Gifts and Entertainment	11

G. Confidentiality	13

H. Electronic Communications	15

I. Service on Boards of Directors and Other Outside Activities	16

J. Marketing and Promotional Activities	16

K. Social Networking and Blogging Policy	17

L Political Contributions/Pay to Play Policy and Procedures	18

IV. Compliance Procedures	19

A. Pre-clearance Procedures	19

B. Reporting Requirements	20

C. Duplicate Brokerage Confirmations and Statements	21

D. Monitoring and Review of Personal Securities Transactions	21

E. Certification of Compliance	22

V. Recordkeeping	22

VI. Form ADV Disclosure	22

VII. Administration and Enforcement of the Code	23

DEFINITIONS	24

Addendum A: Employee Questionnaire	26

I. Statement of General Policy

This Code of Ethics (“Code”) has been adopted by European Investors Incorporated and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of European Investors Incorporated and its affiliates (“EII” or the “Firm”), and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that EII and its employees owe a fiduciary duty to clients when conducting their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by EII continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

Pursuant to Section 206 of the Advisers Act, both EII and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

EII and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, EII expects every employee to demonstrate the highest standards of ethical conduct in order to continue their employment. Strict compliance with the provisions of the Code shall be considered a basic condition of employment or continued employment with the Firm. EII’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Michael Meagher, the

Chief Compliance Officer, or Kathleen Heineken (collectively the “Compliance Team” or “Team”) regarding any questions about the Code or the application of the Code to their individual circumstances. Employees must also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with EII.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for our employees in how they should be conducting themselves. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult the Compliance Team. Either party may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Compliance Team will periodically report to Senior Management/Board of Directors of EII to document compliance with this Code.

II. Scope of the Code

A.	Persons Covered by the Code

As defined by the SEC, a “Supervised Persons” means any employee, director, officer, general partner, or Advisory Person of EII. “Access Persons” are any “Supervised Persons” who (1) have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund the adviser or its control affiliates manage; or who (2) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. While under the Investment Advisers Act, Access Persons and Supervised Persons are distinguishable; this Code makes no distinction between Access and Supervised Persons. Based on the size and configuration of our firm, all Supervised Persons are considered Access Persons, and shall be referred to as “Supervised Persons.”

Thus, for the purposes of this Code, all employees of EII and its subsidiaries (regardless of full time or part time employment) are classified as “Supervised Persons.” Certain provisions of this Code also apply to the “Family Members” of Supervised Persons and anyone deemed to have beneficial interest. The Compliance Team may designate additional persons as Supervised Persons subject to the Code from time to time as appropriate, such as independent contractors or consultants.

“Family Members” are defined to include a supervised person’s spouse, minor children, and relatives by blood or marriage living in the person’s household. They also include any account in which he or she has a direct or indirect beneficial interest (such as a trust).

For purposes of this Code, you are presumed to have a “beneficial interest” in securities or accounts held by your spouse, minor children, and family members sharing your household (including adult child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or in-laws). This Code will also include accounts in the name of a relative sharing the same household or any other individual whose financial support the supervised person is wholly or partially responsible.

B.	Securities Covered by the Code

The Firm’s personal trading policies govern Supervised Person’s trading in any financial instrument treated as a security for investment purposes and any related instrument (“Covered Securities”). Covered Securities that are reportable, therefore, encompass a broad array of investments including: stocks, bonds, futures, currencies, options, warrants, financial commodities, other derivative products and interests in privately placed offerings, private investment funds, limited partnerships, hedge funds, investment clubs or other entities. (Refer to Definitions Section)

The term “Covered Security” does NOT include: (1) direct obligations of the U.S. government; (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (3) shares issued by money market funds; (4) shares of open-end mutual funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

The Code governs any “Covered Security” in which you, as a Supervised Person, have any direct or indirect beneficial interest, including interests in a trust, partnership, or retirement plan.

III. Standards of Business Conduct

EII places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A-1 of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all EII employees. These procedures cover transactions in a Covered Security in which a Supervised Person has a beneficial interest in, or accounts over which the Supervised Person exercises control as well as transactions by members of the supervised person’s immediate family.

A.	Compliance with Laws and Regulations

EII requires all employees to comply with all applicable federal securities laws. No Supervised Person is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by an EII client:

1)	To defraud the client in any manner;

2)	To mislead the client, including by making a statement that omits material facts;

3)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

4)	To engage in any manipulative practice with respect to the client; or

5)	To engage in any manipulative practice with respect to securities, including price manipulation.

B.	Conflicts of Interest

As a fiduciary, EII has an affirmative duty of loyalty, honesty, and good faith to act in the best interests of our clients. There are many types of potential conflicts of interest. For example, a conflict of interest occurs when the personal interest of an employee interferes (or could potentially interfere) with the employee’s responsibilities to the Firm and their clients. EII strives to identify and avoid conflicts of interest with clients and to fully disclose all materials facts concerning any conflict that does arise with respect to any client. All employees should strive to avoid conflicts of interest and any situation that may have the appearance of a conflict or impropriety. Though not exhaustive, the following are conflicts which might arise in the course of business:

1)	Conflicts among Client Interests: All Supervised Persons are prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2)	Conflicts with Client Trades: All Supervised Persons are prohibited from using knowledge about impending or currently considered securities transaction for clients to profit personally (directly or indirectly) as a result of such transaction, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

3)	Disclosure of Personal Interest: All Supervised Persons are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Compliance Team. If they deem the disclosed interest to present a material conflict they will approve and sign off on any decision-making process regarding the securities of that issuer. This provision applies, in addition, to EII’s quarterly and annual personal securities reporting requirements.

4)	Referrals/Brokerage: All Supervised Persons are required to act in the best interests of the Firm’s clients regarding execution and other costs paid by clients for brokerage services. Additionally, they must strictly adhere to EII’s policies and procedures regarding brokerage (including best execution, soft dollars, and directed brokerage).

5)	Vendor and Suppliers: All Supervised Persons shall disclose to either Michael Meagher or Kathleen Heineken any personal relationship with a vendor as well as any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. Those persons with any such interest shall inform either party, each of which have the discretion to prohibit the employee from negotiating or making decisions regarding EII’s business with companies.

6)	No Transactions with Client: No supervised person shall knowingly sell to, or purchase from, a client any security or other property, except for the purchasing of securities issued by a publicly traded client, subject to the personal trading procedures described below in Section D.

7)	Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with EII directly or on behalf of a Firm’s client could call into question the independence of your business judgment. Accordingly, Supervised Persons must comply with the policies and procedures set forth in this Code.

8)	Outside Business Activities: EII discourages Supervised Persons from holding unrelated outside employment, including consulting. Supervised Persons may not engage in outside activities that (a) interferes, competes, or conflicts with the interest of EII or its clients; (b) encroaches on normal working time or otherwise impairs performance; or (c) implies the Firm’s sponsorship or support of an outside organization. Annually, employees will be required to complete an Employee Questionnaire (included as Addendum A) which serves to identify any other potential conflicts of interest.

C.	Prohibition Against Insider Trading

Insider trading is based on a simple, well-established principle: if you receive material, non-public information about a public company from any source, you are prohibited from discussing or acting on that information.

Trading securities while in possession of material, non-public information, or improperly communicating that information to others may expose Supervised Persons and EII to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring a person from the securities industry. Finally, Supervised Persons and EII may be sued by investors seeking to recover damages for insider trading violations.

All Supervised Persons are prohibited from any trading, either personally or on behalf of others, (such as investment funds managed by EII) while in possession of material, nonpublic information. Additionally, they are prohibited from communicating material nonpublic information to others in violation of the law. The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Compliance Team immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

Who is an Insider? The concept of “insider” is broad. It includes all employees of a company. Corporate insiders who possess material, non-public information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation’s securities.

What is Material Information? Information is material where there is substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Compliance Team. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the united States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material non-public information” relates not only to issuers but also to EII’s securities recommendations

What is Non-Public Information? Information is “public” when it has been disseminated broadly to investors in the public marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

Identifying Insider Information: Before executing any trade for yourself or others including investment funds or private accounts managed by EII, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

•	Report the information and proposed trade immediately to the Compliance Team

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the Firm, other than to the Compliance Team.

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After the CCO has reviewed the issue, the Firm will determine whether the information is material and non-public and, if so, what action the Firm will take. You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the Firm.

The Chief Compliance Officer shall use the following reviews and procedures to detect any possible trading on inside information:

•	Review of the personal securities statements for all Supervised Persons and any related accounts;

•	Review of trading activity in Advisory Client accounts and managed Funds;

•	Investigation of any circumstances about any possible receipt, trading or other use of inside information.

D.	Dissemination of Rumors

All employees are expressly prohibited from knowingly spreading as fact any rumor they know to be false concerning any company, or any purported market development, with the purpose and design to impact trading in or the price of that company’s or any other company’s securities, and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, text messages, blogs or chat rooms.

E.	Personal Securities Transactions

The Firm’s personal trading policies are designed to uphold the highest standards of integrity, to comply with laws and regulations, and to reduce real and perceived conflicts of interests between supervised person’s personal transactions and the investment transactions the Firm makes on behalf of its clients. All EII employees and their family members are required to strictly adhere to the Firm’s policies and procedures regarding personal securities transactions.

1)	Pre-Clearance Requirement: All Supervised Persons must obtain prior written approval from the Compliance Team before purchasing, selling or transferring any security or exercising any option, regardless of the number of shares to be traded. In the event that an account is registered under the name of a family member, that individual must obtain written approval through the related employee for any transactions in covered securities. As discussed in Page 19, Part A, certain personal securities transactions are exempt from these pre-clearance requirements.

2)	Limited or Private Offerings – Pre-Clearance: Prior approval by a member of the Compliance Team is required before acquiring securities in a limited offering (e.g., private placement). The Team shall consider, among other factors in approving such an investment, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered by virtue of your position with EII.

3)	Initial Public Offerings – Prohibition: All Supervised Persons are generally prohibited from acquiring any securities in an initial public offering. Any exceptions to this general prohibition are subject to pre-clearance and appropriate documentation by the Compliance Team.

4)	Blackout Periods: All Supervised Persons are prohibited from executing a securities transaction on a day during which any client has a pending “buy” or “sell” order in the same (or a related) security until that order is executed or withdrawn. Additionally, Supervised Persons are prohibited from buying or selling a security within 1 calendar day before and after a client trades in that security. Exemptions from the blackout period are permitted as set out in Page 20, Part A.

5)	Short-Term Trading: All Supervised Persons are restricted from short-term trading any security that is held in a client account. For purposes of this Code,

short-term trading is defined as selling a security within 30 days of purchase or purchasing a security within 30 days of sale. Any profits realized on prohibited short-term trades will be required to be disgorged.

F.	Gifts and Entertainment

Supervised Persons should conduct themselves in such manner as to avoid potentially embarrassing situations when giving or receiving gifts and/or business entertainment as well as the bounds of law and reasonable propriety. If Supervised Persons are offered gifts, gratuities or other favors, they should simply ask themselves three questions:

i.	Is the giver attempting to influence my judgment?

ii.	Would an outsider think so?

iii.	If I accept this gift, will I feel indebted or obligated in some way to the giver?

By refusing inappropriate inducements of any kind, Supervised Persons will be preserving assets of far greater value: their good name, the reputation of EII, and our Advisory Clients’ financial welfare. EII has adopted the policies set forth below to guide Supervised Persons in this area.

General Policy

EII’s policy with respect to gifts and entertainment is as follows:

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Supervised Persons should not accept or provide any gifts or favors that might influence the decisions they or the recipient must make in business transactions, or that others might reasonably believe would influence those decisions;

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In the ordinary course of business, Supervised Persons may give or receive modest business gifts and this Policy is not intended to restrict normal business activities. EII recognizes the value of fostering good working relationships with individuals and firms. Subject to this Policy, Supervised Persons of EII are permitted, on occasion, to entertain and to attend events as hosts and guests. When doing so, Supervised Persons are to always act in the best interests of EII, its associates and clients, and avoid any activity that might create an actual or perceived conflict of interest or the appearance of impropriety.

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Additional Government and Labor Organization Reporting Requirements

Any gifts, entertainment, any payment of money or anything of value made directly or indirectly by you to a government employee or government official must be reported to the Chief Compliance Officer. All items regardless of the amount or value must be reported.

In the United States, there are specific laws governing gifts and entertainment for government officials. Under the Foreign Corrupt Practices Act (FCPA), Bank Bribery Law, Elections Law and other applicable legal authority, severe penalties may be imposed on the Firm and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in other jurisdictions where EII may conduct business.

In addition, any gifts, any payment of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to the Chief Compliance Officer. All items regardless of the amount or value must be reported. Following are examples of potentially reportable items:

• Meals

• Gifts (e.g., holiday gifts)	• Advertising at union or Taft-Hartley fund related functions

• Travel and lodging costs	• Sponsorship of union conferences, picnics, other events

• Bar bills	• Donations to union related charities or scholarship funds

• Sporting event tickets	• Conferences attended by union officials, Supervised Persons, etc.

• Theatre tickets	• Receptions attended by union officials, Supervised Persons, etc.

• Clothing or equipment	• Donations for apprenticeship graduation dinners

• Raffle donations

• Retirement dinners

• Golf (including charity golf tournaments)

• Hole sponsorships for golf tournament

Reporting Requirements

Supervised Persons may not accept any gift, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with EII directly or on behalf of an Advisory Client. You may accept gifts from a single giver so long as the aggregate annual value does not exceed $200. All gifts of which you are the recipient must be reported to the Compliance Team via email, regardless of value. Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift or event, and the value or estimated value of the gift or event.

You may attend business meals, sporting events and other entertainment events at the expense of a giver (or at your expense for another), so long as the expense is reasonable, both you and the giver are present, and the events are not excessively frequent. The acceptance of tickets to any event where the giver does not attend is considered a gift subject to the $200 annual limit rather than a business meal or other entertainment event. Examples of events that may be considered an unreasonable expense would be World Series or Super Bowl tickets, special concerts or movie events and vacation trips. Supervised Persons should forward by way of e-mail to the attention of the Compliance Team a description of any entertainment that is unusual and not customary to our normal course of business in which the Supervised Person may consider participating.

You shall not give any gift, gratuity or other thing, or provide business entertainment, which would be construed as unreasonable in value with the intent or purpose of influencing a third party’s business relationship with EII.

This gift reporting requirement is for the purpose of helping EII monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Compliance Team.

G.	Confidentiality

Information concerning the identity of security holdings and financial circumstances of clients is confidential. In the course of investment advisory activities of EII, the Firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by EII to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to EII’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of maintaining full client confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding EII’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. EII does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. EII will require that any financial intermediary, agent or other service provider (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by the Firm only for the performance of the specific service requested;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over EII, or as otherwise required by any applicable law. In the event that the Firm is compelled to disclose Confidential Client Information, they shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, EII shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All Supervised Persons are prohibited, either during or after the termination of their employment with EII, from disclosing any Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver the Firm’s services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment, must return all such documents to EII. At no time should any Confidential Client Information be removed from the confines of an EII office or affiliates.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

EII enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide services to clients;

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Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

EII Proprietary Information

EII provides its Supervised Persons with access to its physical resources, electronic media and proprietary information, as well as technology developed or used by EII. Supervised Persons are responsible for the proper use of EII’s physical resources, electronic media, proprietary information and technology. Accordingly, Supervised Persons may not disseminate, sell or otherwise use EII’s physical resources, electronic media, proprietary information or technology for their personal benefit or for the benefit of a third party. This restriction continues to apply after employment terminates, regardless of the reason for termination. EII’s resources and electronic media may be used only for those activities that are directly related to EII’s business or that has been approved in advance.

Supervised Persons should be aware that any product, program, or writing developed or produced by EII’s Supervised Persons during job time, by using EII’s facilities, or as a result of performing their job responsibilities, is the property of EII.

Supervised Persons should take appropriate steps to protect all of EII’s proprietary interests, both while employed by EII and after employment with EII. Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited. No EII records, information, or copies thereof may be retained by an employee following termination of employment.

Privacy Policy

As a registered Investment Adviser, EII and all Supervised Persons must comply with SEC Regulation S-P, which requires Investment Advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P EII has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Compliance Team is responsible for reviewing, maintaining and enforcing EII’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of either member of the Team.

H.	Electronic Communication

E-mail and other electronic communications are an important method of communication. It is the responsibility of every Supervised Person of E.I.I. to maintain a standard of high professional conduct in all such communications. This policy covers electronic communications for the Firm, to or from clients, and includes any electronic communications within the Firm (i.e., on the Firm’s internal systems).

Personal use of the Firm’s e-mail and any other electronic systems is strongly discouraged. All such communications are property of the Firm, are stored and may be reviewed by the regulators during an examination. All business and client related electronic communications must be on the Firm’s systems, and use of personal e-mail addresses or other personal electronic communications for Firm or client communications is prohibited.

I.	Service on Boards of Directors and Other Outside Activities

Current information regarding our Supervised Persons is crucial to EII’s overall supervisory effort. To help maintain current information and ensure awareness of all information regarding Supervised Persons, EII requires each employee to disclose to EII (and maintain current) the following information:

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Outside Business Activities, including Service on a Board of Directors: Each EII employee must obtain the approval of the Chief Compliance Officer prior to (1) accepting employment of any type outside EII, (2) serving as an officer or director of any business or organization (for-profit and not-for-profit), or (3) having a financial interest in another business organization other than a public company. Any employee who engages in such approved activity or business should limit such business or activities from EII’s office and should not otherwise behave in such manner that might imply that such activities are being conducted by or with the approval of EII.

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Communications with the Media: EII policy prohibits Supervised Persons from participating in any communication with the media including, but not limited to, conducting interviews with the media, writing newspaper or magazine articles and making radio/TV appearances, without obtaining the prior approval of the Chief Compliance Officer. Supervised Persons are required to identify any such communications in which they participate.

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Pre-Hire Checks: EII may investigate each applicant’s character, business repute, qualifications (including the verification of employment history with previous employers, educational checks and credit checks), and experience before hiring such applicant and maintain the documentation of the steps taken in the hiring process.

J.	Marketing and Promotional Activities

All Supervised Persons must be knowledgeable, correct and truthful when composing any and all marketing or advertising information. Any oral or written statement made, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate, balanced and not misleading in any way. All material must be reviewed before it can be used as a marketing or promotional piece, as further detailed in the “Advertising” chapter of the Compliance Manual. Any marketing or promotional materials sourced from a pre-approved Index Spreadsheet are deemed standard marketing materials and does not require pre-approval. Any new marketing or promotional materials or subsequent revision to EII’s standard material requires pre-approval. All requests for review should be forwarded, by email, to Kirsten McElroy and Robert Lange as the Marketing Group Heads or Christian Lange, as the Chief Executive Officer, as well as the Compliance Team. Only after their approval is given may the material be used for marketing and promotional purposes. Additionally, all marketing materials and presentation booklets must be saved in the EII shared drive for recordkeeping and retention purposes.

K.	Social Networking and Blogging Policy

The below policy outlines acceptable and unacceptable use of any computer equipment and other technology by all Supervised Persons at the Firm as it relates to blogs and/or social networking websites. These rules and restrictions are in place for the protection of all Supervised Persons and EII. Violation of this policy can expose you and EII to risks and legal liability.

General Guidelines

All personal internet, social networking and blogging are subject to all the requirements and procedures described in the Compliance Manual. The content of a Supervised Persons’ posting or page on a blog or social networking website must comply with all EII’s policies, including, without limitation, the Firm’s Compliance policies (such as Advertising Compliance Policies and the prohibition on Insider Trading), the professional requirement of confidentiality and any policies related to discrimination and harassment in the workplace. It is against Firm policy for employees to post any Firm proprietary information or Firm advertising material on a personal profile without prior approval of the Compliance Team.

Personal Internet Websites and Internet/Social Media Profiles:

Supervised Persons may maintain a personal website and/or internet/social media profile (such as Facebook, MySpace, Twitter, Friendster or LinkedIn) that includes identification as an EII employee, however, that profile must be limited to that individuals personal biographical information and may not include any other information about the Firm, the Firm’s Advisory activities, securities information or other investment-related content or communications without pre-approval by the Compliance Team.

Use of Bulletin Boards, Blogs or Chat rooms

Internet or third-party service news groups, interactive electronic conversations (through direct links or “chat rooms”), bulletin boards, blogs and the like are not to be used to talk up, talk down or otherwise discuss any security, commodity, other investment, investment strategy or company or other entity that has issued or is proposed to issue securities. These services are not to be used to discuss any EII business, EII client or Advisory account. The foregoing prohibitions apply even if the communication is from a personal account; even if the Supervised Person uses a pseudonym or does not identify himself/herself as an EII employee. In addition, information received from news groups, bulletin boards and chat rooms must be regarded as obtained from a source of unknown reliability and should be independently verified. Rumor and speculation are not to be the basis for trading. This policy also applies to social networking sites.

L.	Political Contributions/Pay to Play Policy and Procedures

EII as a matter of policy and practice, and consistent with industry best practices and SEC regulations (Rule 206(4)-5, or the “Rule”, under the Investment Advisers Act of 1940, or the “Advisers Act”,) has adopted procedures which are designed to prevent violations of the Rule. These procedures, which are fully detailed in the Compliance Manual, cover EII and all Supervised Person of EII.

Political Contributions Policy

As a Firm, EII generally does not make political contributions, though exceptions may be granted in accordance with the policy indicated below.

EII Political Contributions

EII may only make a political contribution if:

•	The contribution is approved by EII’s Compliance Team;

•

The contribution is permitted by applicable law, as determined by EII’s counsel or outside counsel; The following information about the contribution is obtained, recorded and maintained: (1) name of candidate/political party; (2) office/position for which candidate is running; (3) state/jurisdiction; (4) party affiliation; (5) date of election; (6) type of election (primary, general or special); (7) description of why EII should support candidate/political party; (8) information about whether EII has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering); and (9) name and signature of person submitting this information; and

•	The contribution does not present a conflict of interest or is detrimental to EII’s Advisory clients.

Employee Political Contributions

EII employees may contribute to candidates for federal, state and local elective offices to the extent permitted by law. In order for EII to maintain compliance with the Rule, the following procedures apply.

1.	All employees are required to pre-clear any political contributions with EII’s Compliance Team prior to making such a contribution. To obtain pre-clearance, all employees must direct a request by e-mail to the Compliance Team, indicating: (a) the name of the Official/Political Figure, (b) the elective office for which the Official is running, (c) whether the employee is entitled to vote for the incumbent or candidate in the locality in which the official seeks election and (d) the amount of the contribution. If an employee is traveling and access to a computer is not available, a faxed request form or telephone call indicating the above information is permissible.

2.	All new employees, within 5 business days of employment, are required to provide the Compliance Team with a list indicating to whom the employee has made any political contributions in the 2 years (either directly or via a political action committee which the employee controls) preceding date of employment with EII.

3.	The Compliance Team is responsible for monitoring all political contributions made by employees against a list of any potential clients of EII to ensure that EII will not be precluded from accepting and/or receiving compensation for the proscribed timeframes from potential clients.

4.	The Compliance Team must be made aware of any potential solicitation agreements (i.e. prior to signing of the agreement) with third-parties to ensure that such meet Rule registration requirements.

5.	The Compliance Team is responsible for providing adequate training to each employee of EII with respect to all Rule requirements.

6.	The Compliance Team is responsible for ensuring that all books and records requirements pursuant to Rule 204-2 with respect to political contributions are met and maintained.

All EII’s records of Contributions and Payments will be listed in chronological order identifying each contributor and recipient, the amounts and dates of each Contribution or Payment, and whether such Contribution or Payment was subject to the exception for certain returned Contributions.

IV. Compliance Procedures

A.	Pre-clearance Procedures

Except as permitted in the following sentence, transactions in all Securities require written pre-clearance in advance from Michael Meagher or Kathleen Heineken: including stocks (publicly and privately issued), bonds, derivative securities and instruments (options, futures, forwards and swaps), syndicated bank loans and securities issued in a Private Placement or Limited Offering.

Transactions in the following securities do not require pre-clearance: mutual funds, exchange-traded funds (e.g., Holders, iShares, OPALs, SPDRS, Vipers, etc.) (Note: ETFs are still required to be reported[1] to the Compliance Officer), U.S. Government and Agency Securities (and the equivalent government and agency securities for employees or persons bound by this policy who are resident in non-U.S. locations), Municipal Securities, Bank CDs, Bankers Acceptances, Unit investment trusts, Offshore Mutual Funds, Futures and options on currencies or on a broad-based securities index, Assignment of options or exercise of an option at expiration, Commercial Paper, Repurchase Agreements, and purchases under automatic dividend reinvestment programs (“DRIPs”)

[1]

ETFs organized as Unit Investment Trust are reportable securities and open-end ETFs are exempt. See no-action letter, National Compliance Services (pub. available November 30, 2005). However, pursuant to the Firm’s compliance requirements, the difficulties in determining whether an ETF is an open-end ETF or a UIT ETF and the SEC staff’s recommendation in the National Compliance Services no-action letter, all ETFs (including open end ETFs) are to be treated as reportable securities.

Pre-clearance is also not required for the following types of transactions:

•	Purchases or sales pursuant to an automatic investment plan (including a dividend reinvestment plan) (Note: discretionary purchases in DRIPs or stock purchase programs must be pre-cleared).;

•

Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

•

Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

•

Transactions effected in any account over which the supervised person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party) (Note: Reporting requirements indicated below.

To obtain pre-clearance, all Supervised Persons must direct a request by e-mail to the Compliance Team, indicating the details of the proposed trade, including security name, type of transaction, number of shares or dollar amount of the proposed transaction. If an employee is traveling and access to a computer is not available, a faxed request form or telephone call indicating the above information is permissible. Unless the security is currently subject to a Blackout Period, or the proposed transaction potentially conflicts with another provision of the Code the request will be promptly approved by return e-mail.

Approvals are only for the day in which approval is granted. If the proposed transaction has not been acted upon within these time frames, a new request for approval must be submitted. A hard copy of the request and approval will be placed in the employee’s compliance file.

B.	Reporting Requirements

1)	Initial and Annual Holdings Report: All Supervised Persons are required to submit to the Compliance Team a holdings report that includes: (1) information regarding all holdings in covered securities in which they or their Family Members has a beneficial interest; (2) the name of any broker or bank with which they or their Family Members has an account containing any securities (not just covered securities) in which there is a beneficial interest; and (3) the date the report is submitted. New employees are required to submit these reports within 10 days of employment with EII, and thereafter on an annual basis. Reports should be current as of a date not more than 45 days before the report is due. Michael Meagher or Kathleen Heineken will provide you with Initial and Annual Holdings report forms as appropriate.

2)

Quarterly Transaction Reports: All Supervised Persons are required to submit to the Compliance Team quarterly transaction reports that cover all transactions in covered securities in which they or their Family Members has a beneficial interest no later than 30 days after the end of each calendar quarter. Certain types of transactions, listed below, are not required to be included in these reports. Additionally, any account opened during the quarter containing securities held for their direct or indirect benefit (or the direct or indirect benefit of Family Members) must be disclosed to the Compliance Team.

3)	Though preclearance is not required for transactions within accounts over which the supervised person has no direct or indirect influence or control (e.g., a blind trust, discretionary account or trust managed by a third party), these accounts are subject to the reporting requirements as described above.

4)	The following reporting exemptions apply:

•	Any report with respect to securities held in accounts over which the employee and/or their Family Members have no direct or indirect influence or control;

•	Any transaction report with respect to transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans); and

•

Any transaction report that would duplicate information contained in broker trade confirmations or account statements that EII holds in its records so long as the Compliance Team receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5)	If we have not received your broker trade confirmations or statements within 30 days after quarter end, you will be required to provide the compliance team with a signed Quarterly Transaction Report, noting your holdings as of quarter end.

C.	Duplicate Brokerage Confirmations and Statements

All Supervised Persons and their Family Members must direct their brokers to provide to Michael Meagher or Kathleen Heineken, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. These brokerage confirmations and account statements may be used in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in the confirmations and statements.

D.	Monitoring and Review of Personal Securities Transactions

The Compliance Team will monitor and review all reports required under the Code for compliance with EII’s policies regarding personal securities transactions and applicable SEC rules and regulations. Either member of the Team may also initiate inquiries of Supervised Persons regarding personal securities trading. All Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the Firm. Any transactions for any accounts of Michael Meagher or Kathleen Heineken will be reviewed and approved by the President or other designated supervisory person. The Compliance Team shall, at least annually, identify all Supervised Persons who are required to file reports pursuant to the Code and will inform such Supervised Persons of their reporting obligations.

E.	Certification of Compliance

1)	Initial Certification: All Supervised Persons will be provided with a copy of the Code and must initially certify, in writing, to Michael Meagher or Kathleen Heineken, that they have: (a) received a copy of the Code; (b) read and understood all provisions of the Code; (c) agreed to comply with the terms of the Code; and (d) reported all account holdings as required by the Code.

2)	Acknowledgement of Amendments: All Supervised Persons shall receive any amendments to the Code and must certify to the Compliance Team, in writing, that they have: (a) received a copy of the amendment; (b) read and understood the amendment; (c) and agreed to abide by the Code as amended.

3)	Annual Certification: All Supervised Persons must annually certify in writing to the Team that they have: (a) read and understood all provisions of the Code; (b) complied with all requirements of the Code; and (c) submitted all holdings and transaction reports as required by the Code.

V. Recordkeeping

EII maintains the following records related to the Code in a readily accessible place:

1)	A copy of each Code that has been in effect at any time during the past five years;

2)	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3)	A record of compliance certifications for each person who is currently, or within the past five years was, an employee;

4)	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

5)	A list of the names of persons who are currently, or within the past five years were employees;

6)	A record of any decision and supporting reasons for approving the acquisition of securities by employees in a limited offering;

7)	A record of any decision and supporting reasons for granting any employee a waiver from or exception to the Code.

VI. Form ADV Disclosure

Michael Meagher or Kathleen Heineken, the Compliance Team, will ensure that the Client Services and Marketing Teams shall have copies of the latest Code available at all times so that they can provide an updated copy of the Code to any client or prospective client upon request. The Compliance Team shall also ensure that EII’s Form ADV includes an updated description of the Code.

VII. Administration and Enforcement of the Code

A.	Training and Education

The Compliance Team shall be responsible for training and educating employees regarding the Code. Such training shall be mandatory for all employees and shall occur as determined necessary by the Team and at least annually.

B.	Annual Review

The Compliance Team shall also review the adequacy of the Code and the effectiveness of its implementation as deemed appropriate and at least annually.

C.	Report to Senior Management

Michael Meagher or Kathleen Heineken shall make an annual report to Senior Management regarding the annual review of the Code. Such report shall include a full discussion of any material violations of the Code.

D.	Reporting Violations

All Supervised Persons are required to report actual or suspected violations of the firm’s Code of Ethics promptly to the Compliance Team, or in the case of a violation by the Compliance Team, to Senior Management.

1)	Confidentiality: Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances.

2)	Types of Reporting: All Supervised Persons are obligated to report any: (a) noncompliance with applicable laws, rules, and regulations; (b) fraud or illegal acts involving any aspect of the firm’s business; (c) material misstatements in regulatory filings, internal books and records, clients records or reports; (d) activity that is harmful to clients; and (e) material deviations from required controls and procedures that safeguard clients and the firm.

3)	Guidance: All Supervised Persons are encouraged to seek guidance from the Compliance Team with respect to any action or transaction that may violate the Code and to refrain from any action or transaction with might lead to the appearance of a violation.

E.	Sanctions

A violation of the Code may result in disciplinary action. Michael Meagher or Kathleen Heineken will be charged with reporting violations of the Code to the Firm’s management and awaiting a written response for our records as to how the proposed violation will be handled. Such disciplinary action may include but not be limited to a written warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

F.	Further Information Regarding the Code

Employees should contact the Compliance Team to obtain any additional information about compliance and ethics issues.

DEFINITIONS

A. “Supervised Person” means any employee, director, officer, general partner, or Advisory Person of EII.

B. “Access Persons” are any “Supervised Persons” who have access to nonpublic information regarding any clients’ purchase or sale of securities (or nonpublic information regarding the portfolio holdings of any reportable fund), or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. While under the Investment Advisers Act, Access Persons and Supervised Persons are distinguishable; this Code makes no distinction between Access and Supervised Persons. Based on the size and configuration of our firm, all Supervised Persons are considered Access Persons, and shall be referred to as “Supervised Persons.”

C. “Advisory Client” means any natural persons or business entities for which EII serves as investment advisor.

D. “Security” shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

E. “Covered Security” shall mean a Security as defined in item D above (in effect, all securities) except that it shall not include:

•	Direct obligations of the government of the United States, such as U.S. Treasury bonds;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds, such as variable insurance products; and

•

Shares issued by open-end funds, such as open-end mutual funds.[1] Note that this exception only extends to open-end funds registered in the United States and does not include transactions and holdings in shares of both affiliated and unaffiliated closed-end funds, nor in offshore funds. These latter categories are both reportable. Exchange Traded Funds are also considered Covered Securities.

F. “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household provided, however, this presumption of beneficiary ownership may be rebutted, a person’s interests in securities held in certain trusts, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person’s right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable. A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio. See the “Personal Securities Transactions—Beneficial Ownership” below for a further discussion of the application of “Beneficial Ownership.”

G. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

H. “Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933. This may include so-called hedge fund investments or generally investments in private securities.

I. “Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

[1]	If EII or a Supervised Person of EII provided investment advice or controlled an open-end fund then such fund would also be reportable.

J. “Security held or to be acquired” by an Advisory Client means (a) any Covered Security which (i) is or has been held by an Advisory Client or (ii) is being or has been considered by an Advisory Client or EII for purchase by an Advisory Client; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Code.

Addendum A: Employee Questionnaire